                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   __________

                                   FORM 8-K/A


                               AMENDMENT NO. 1 TO
                           CURRENT REPORT ON FORM 8-K
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


   Date of Report (Date of earliest event reported)          February 2, 1996



                           REUNION RESOURCES COMPANY
             (Exact name of registrant as specified in its charter)



         DELAWARE                       1-7226               76-0404108
(State or other jurisdiction       (Registration No.)        (IRS Employer
    of incorporation)           (Commission File Number)   Identification No.)

    62 SOUTHFIELD AVENUE, ONE STAMFORD LANDING, STAMFORD, CONNECTICUT 06902
              (Address of principal executive offices)  (Zip Code)


                                 (203) 324-8858
              (Registrant's telephone number, including area code)

ITEM 2.       ACQUISITION OR DISPOSITION OF ASSETS.

     On February 2, 1996 (the "Closing Date"), Rostone Corporation ("Rostone"), a Delaware corporation, was merged (the "Merger") with and into Oneida Molded Plastics Corp. ("Oneida"), a New York corporation and a wholly-owned subsidiary of Reunion Resources Company (the "Company" or "Registrant") pursuant to a Merger Agreement, dated as of December 22, 1995 (the "Merger Agreement"). Pursuant to the Merger Agreement, Oneida, as the surviving corporation, changed its name to Oneida Rostone Corp. ("ORC"). The purchase price payable by ORC under the Merger Agreement to the stockholders of Rostone is an amount up to $4,000,503 as follows: (i) $503 in 1996, (ii) up to $2,000,000 in 1997 if
Rostone achieves specified levels of earnings before interest and taxes (as provided in the Merger Agreement) for the calendar year 1996 and (iii) up to $2,000,000 in 1998 if Rostone achieves specified levels of earnings before interest and taxes (as provided in the Merger Agreement) for the calendar year 1997. Under the terms of ORC's Loan Facility (described below), all such payments may only be made from equity contributions the Company may provide to ORC. The financial terms of the transaction were determined based on Rostone's financial position and results of operations for the fiscal year ended December 31, 1994 and for the eleven months ended November 30, 1995.

     In connection with the acquisition of Rostone by ORC, the Company hired Prudential Securities Incorporated ("Prudential") to act as its financial advisor. In a letter dated January 15, 1996, Prudential rendered its opinion to the Board of Directors of the Company that, as of the date thereof, the merger consideration to be paid pursuant to the Merger Agreement was fair, from a financial point of view, to the Company. In arriving at its opinion, Prudential, among other things: (i) reviewed Rostone's historical financial data and other information regarding Rostone prepared by the management of Rostone and the Company ("Management"); (ii) reviewed financial projections prepared by Management, relating to the sales, earnings and prospects for Rostone's business; (iii) reviewed the financial terms of a draft of the Merger Agreement dated January 3, 1996; (iv) reviewed the financial terms of certain other transactions deemed relevant by Prudential; (v) reviewed publicly available information concerning certain other companies that Prudential deemed to be comparable to Rostone, and the trading history of the common stock of each such company; and (vi) conducted discussions with senior officers of Rostone and the Company concerning the financial condition and prospects of Rostone.

     Rostone, located in Lafayette, Indiana, compounds and molds thermoset polyester resins. Rostone's products consist of proprietary bulk and sheet molding compounds, both for internal use and for sale to other manufacturers, and custom molded parts for the electrical, appliance, business machine and other markets. For the nine months ended September 30, 1995 (unaudited), Rostone had net sales of approximately $21.1 million, operating profit of approximately $1.4 million and net income of approximately $0.3 million. For the year ended December 31, 1994, Rostone had net sales of approximately $25.6 million, operating profit of approximately $1.3 million and a net loss of approximately $0.2 million.

     Contemporaneous with the Rostone acquisition, ORC and its wholly-owned subsidiary, Oneida Molded Plastics, Corp. of North Carolina ("OMPC-NC"), amended and restated the terms of their secured credit facility (the "Loan Facility") with Congress Financial Corporation ("Congress") to provide for term loans in an aggregate principal amount of $6,600,000 and revolving loans initially in an aggregate principal amount of up to $9,400,000. The loan proceeds borrowed on the Closing Date were primarily used to refinance Rostone's bank and institutional debt.

     In the Merger ORC acquired 100% of the preferred and common stock of Rostone from CGI Investment Corp. ("CGII"), a company owned 51% by Stanwich Partners Inc. ("SPI") and 49% by Chatwins Group Inc. ("Chatwins"), and minority shareholders. Mr. Charles E. Bradley, Mr. John G. Poole and Mr. Richard Evans are officers, directors and/or shareholders of SPI. Mr. Bradley is the Company's President and Chief Executive Officer and Mr. Evans is Executive Vice President of the Company. Mr. Bradley is also a controlling shareholder and the Chairman of the Board of Chatwins which owns 38% of the Company's outstanding common stock. Mr. Thomas L. Cassidy, a director of the Company, and Mr. Poole, an officer of Oneida and a nominee for a directorship of the Company, are also directors of Chatwins. Prior to the Merger certain officers and directors of Oneida, including Messrs. Bradley and Poole, were also serving as officers and directors of Rostone and CGII.

     Prior to the Merger, Rostone was indebted to CGII pursuant to a $250,000 promissory note dated May 21, 1993. The note, which had an outstanding balance of $367,742 (principal and accrued interest) on the Closing Date and continues as an obligation of ORC, is subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly interest payments may be paid when due.

     Prior to the Merger, Oneida was indebted to Chatwins pursuant to a 10% promissory note in the original principal amount of $4,932,940 due on the earlier of September 14, 1997 and the date on which the Company sells any of its material assets (the "Oneida/Chatwins Debt"). Interest on this note is payable monthly. The note, which had an outstanding balance of $3,553,952 (principal and accrued interest) on the Closing Date and continues as an obligation of ORC, is subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly interest payments may be paid when due and principal may be paid out of equity or subordinated loans that may be advanced by the Company to ORC.

     Prior to the Merger, Rostone was the lessee of certain equipment beneficially owned by Chatwins and Mr. Bradley. Chatwins and Mr. Bradley share the risks and benefits under the lease pro rata in proportion to the purchase price of the equipment paid to the equipment manufacture by each (57% for Chatwins and 43% for Mr. Bradley). At any time during the lease term Rostone
(ORC) may purchase the equipment upon the payment of the amount which, when combined with its prior lease payments, will return to Chatwins and Mr. Bradley the amounts paid by each of them to the manufacturer plus interest thereon at 13.5% per annum, compounded monthly from the date of each co-venturer's payment to the equipment manufacturer. Chatwins and Mr. Bradley's rights to payment under the lease are subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly lease payments may be made when due and the amount due on exercise of ORC's purchase option may be paid out of the proceeds of purchase money financing provided by a non-affiliate of ORC and permitted under the terms of the Loan Facility.

     On November 1, 1995 and November 2, 1995, respectively, Mr. Bradley made loans of $850,000 and $500,000 to the Company, which the Company then used as part of a $1,550,000 loan it advanced to Oneida evidenced by a 10% promissory note of Oneida payable November 2, 1997. Oneida used these funds to repay a portion of the Oneida/Chatwins Debt. The Company issued two notes to Mr. Bradley for the $1,350,000 he advanced, each bearing interest at a rate of 10% per annum and each due and payable on September 14, 1997. According to the terms of these notes, should the Company sell any of its material assets it will prepay these notes in an amount equal to the proceeds of such sale which remain (if any) after the Company loans to ORC a portion of the net proceeds of such sale in an amount sufficient to permit ORC to repay the Oneida/Chatwins Debt. The Company's rights to payment under the $1,550,000 note issued by ORC are subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, regularly scheduled monthly interest payments may be paid when due.

     To facilitate the closing of the Merger and the Loan Facility Mr. Bradley entered into several financial arrangements with Congress and an existing creditor of Rostone. To induce Congress to consummate the Loan Facility Mr. Bradley guaranteed the obligations of ORC and OMPC-NC under the Loan Facility subject to a cap of $4 million, which cap declines over time to $2 million. Mr. Bradley will receive a credit support fee from ORC and OMPC-NC in an aggregate amount equal to one percent (1%) per annum of the amount guaranteed, payable monthly. Mr. Bradley's rights to payment of the monthly installments of the credit support fee are subordinated to the prior payment of indebtedness owing by ORC to Congress, except that if certain conditions are met, the monthly installments may be paid when due. As a further inducement to Congress Mr. Bradley entered into an environmental indemnity agreement pursuant to which Mr. Bradley agrees to indemnify Congress against liabilities that may arise from environmental problems that may be associated with ORC's existing properties and to reimburse Congress for certain investigatory and cleanup costs that Congress may incur should Congress request that those activities be performed by ORC and should ORC fail to perform them.

     To induce an existing creditor of Rostone to permit the Merger and Loan Facility to be consummated, Mr. Bradley agreed to purchase from this creditor 50% of the $2,034,225 owing to him by Rostone on the Closing Date if this indebtedness was restated to provide for quarterly amortization over a two year period with interest at 10% per annum payable quarterly subject, however, to a subordination agreement with Congress. As a result of this transaction, Mr. Bradley and the creditor each hold a note from ORC in the amount of $1,017,112.50 bearing interest at 10% per annum which is subordinated to the prior payment of indebtedness owing by

ORC to Congress, except that if certain conditions are met, regularly scheduled payments of interest may be paid when due.

     Management of the Company believes that the acquisition of Rostone will further the Company's objective of increasing ORC's customer base and expanding its product offerings and service capabilities in the plastics industry. The Company currently intends to continue to use the assets of Rostone in substantially the same manner as they were used prior to the Merger.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     a.   Financial Statements of Rostone Corporation:

          Report of Independent Accountants
          Balance Sheet, December 31, 1995 and 1994
          Statement of Operations and Accumulated Deficit for the Years Ended
           December 31, 1995, 1994 and 1993
          Statement of Cash Flows for the Years Ended December 31, 1995, 1994
           and 1993
          Notes to Financial Statements

     b.   Pro Forma Financial Information:

          Unaudited Pro Forma Consolidated Condensed Balance Sheet, December 31, 1995
     Unaudited Pro Forma Consolidated Condensed Statement of Operations for the Year Ended December 31, 1995
     Notes to Unaudited Pro Forma Consolidated Condensed Financial Statements

     c.   Exhibits:

          The following exhibits are filed herewith in accordance with Item 601 of Regulation S-K:

          Exhibit No.    Exhibit Description
          -----------    -------------------

          2.1 Merger Agreement, dated as of December 22, 1995 (executed February 2, 1996) between Oneida Molded Plastics Corp. and Rostone Corporation.

          23.1           Consent of Independent Accountants.

          99.1           Opinion of Prudential Securities Incorporated.

                       Report of Independent Accountants



March 6, 1996


To the Board of Directors and
Stockholders of Rostone Corporation
(a 94% owned subsidiary of CGI
Investment Corporation)



In our opinion, the accompanying balance sheet and the related statement of operations and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of Rostone Corporation (a 94% owned subsidiary of CGI Investment Corporation) at December 31, 1995, and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 12 to the accompanying financial statements, effective January 1, 1995, the Company changed its method of accounting for postretirement healthcare benefits by adopting Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions".

As discussed throughout the Notes to Financial Statements, the Company has engaged in various transactions and has established certain relationships with affiliates and shareholders. Because of these relationships, it is possible that the terms of these transactions are not the same as would result from transactions among wholly unrelated parties.

As discussed in Note 19 to the accompanying financial statements, the shareholders approved and authorized the sale and merger of the Company into an affiliated company effective February 2, 1996.



PRICE WATERHOUSE LLP


Price Waterhouse LLP
South Bend, Indiana

ROSTONE CORPORATION
(A 94% OWNED SUBSIDIARY OF CGI INVESTMENT CORPORATION)
BALANCE SHEET

                                                      December 31,
                                                 1995              1994
ASSETS
Current assets:
  Cash (Note 6)                              $   105,944       $    32,580
  Accounts receivable (Note 2):
    Trade, less allowance of $36,000 at
     December 31, 1995 and 1994                2,922,936         2,840,433
    Other                                         63,930            37,189
  Inventories (Notes 2 and 3)                  1,874,067         1,566,440
  Deferred income taxes (Note 8)                  68,000           172,000
  Customer tooling (Note 2)                      777,749         1,110,714
  Other                                           88,293            37,367
                                             -----------       -----------
      Total current assets                     5,900,919         5,796,723

Property, plant and equipment, net
 (Notes 2, 4, 6 and 7)                         6,942,396         7,400,187
Intangible assets (Note 5)                       241,754           488,420
Restricted cash (Note 6)                         250,000           250,000
                                             -----------       -----------
      Total assets                           $13,335,069       $13,935,330
                                             ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable, trade                    $ 2,038,394       $ 2,144,000
  Note payable (Note 6)                        3,060,941         3,139,898
  Current portion of long-term debt (Note 7)   6,079,450         7,287,978
  Customer deposits (Note 2)                     496,298           161,886
  Accrued liabilities:
    Salaries and wages (Note 18)                 817,130           879,146
    Taxes, other than income                     282,963           321,411
    Interest (Note 7)                          1,432,068           802,687
    Other                                        525,448           159,078
                                             -----------       -----------
      Total current liabilities               14,732,692        14,896,084
                                             -----------       -----------
Long-term debt (Note 7)                           65,702            89,285
Deferred income taxes (Note 8)                    78,000           182,000
Postretirement benefits (Note 12)              1,512,000                --
                                             -----------       -----------
      Total liabilities                       16,388,394        15,167,369

Contingencies (Note 16)                               --                --
Class A redeemable common stock (Note 9)           7,770             7,194
Stock warrant (Note 10)                               --                --
Stockholders' equity (deficit)
 (Notes 11 and 14):
  Preferred stock, $.40 par value--726 shares
   authorized, issued and outstanding                290               290
  Class A common stock, $.40 par value--27,119
   shares authorized, 25,000 issued and
   outstanding, including 1,250 redeemable
   shares at December 31, 1995 and 1994            9,500             9,500
  Capital in excess of par value               2,994,166         2,994,166
  Accumulated deficit                         (6,046,094)       (4,224,232)
  Cost of common stock held in treasury--
   3,750 shares at December 31, 1995
   and 1994                                      (18,957)          (18,957)
                                             -----------       -----------
      Total stockholders' deficit             (3,061,095)       (1,239,233)
                                             -----------       -----------
      Total liabilities and stockholders'
       deficit                               $13,335,069       $13,935,330
                                             ===========       ===========

        The accompanying notes are an integral part of this statement.

ROSTONE CORPORATION
(A 94% OWNED SUBSIDIARY OF CGI INVESTMENT CORPORATION)
STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

                                           Year ended December 31,
                                    ------------------------------------------
                                       1995             1994          1993
Net sales (Note 2)                  $28,310,176     $25,637,583    $23,418,488
Cost of goods sold (Note 2)          24,878,697      22,018,761     20,552,236
                                    -----------     -----------    -----------
    Gross profit                      3,431,479       3,618,822      2,866,252
Expenses:
  General and administrative          1,693,770       1,769,551      2,105,534
  Selling expenses                      673,590         587,434        544,776
                                    -----------     -----------    -----------
    Operating profit                  1,064,119       1,261,837        215,942
Other (expenses) income:
  Interest expense and loan renewal
   fees (Note 6)                     (1,362,741)     (1,219,579)    (1,300,463)
  Amortization of intangible
   assets (Note 5)                     (288,838)       (566,985)      (566,985)
  Loss on disposal of fixed assets
   (Note 4)                              (8,525)        (21,616)      (212,045)
  Gain on sale of joint venture
   (Note 17)                                 --              --        819,522
  Disclosure fee income (Note 17)            --              --        250,000
  Royalty income                        198,010         177,400        166,341
  Gain in equity of joint venture
   (Note 17)                                 --              --         29,172
  Other, net (Note 15)                   (6,651)        192,088        (31,639)
                                    -----------     -----------    -----------
    Loss before income taxes and
     cumulative effect of change
     in accounting principle           (404,626)       (176,855)      (630,155)
Income tax expense (Note 8)               7,998          11,194          3,000
                                    -----------     -----------    -----------
Loss before cumulative effect of
 changes in accounting principle       (412,624)       (188,049)      (633,155)
Cumulative effect of change in
 accounting for postretirement
 obligations (Note 12)               (1,408,662)             --             --
                                    -----------     -----------    -----------
Net loss                             (1,821,286)       (188,049)      (633,155)
Accumulated deficit, beginning
 of year                             (4,224,232)     (4,054,722)    (3,420,270)
Decrease in redemption value of
 stock warrants (Note 10)                    --          19,237             --
Increase in redeemable stock
 (Note 9)                                  (576)           (698)        (1,297)
                                    -----------     -----------    -----------
Accumulated deficit,end of year     $(6,046,094)    $(4,224,232)   $(4,054,722)
                                    ===========     ===========    ===========

        The accompanying notes are an integral part of this statement.

ROSTONE CORPORATION
(A 94% OWNED SUBSIDIARY OF CGI CORPORATION)
STATEMENT OF CASH FLOWS


                                              Year ended December 31,
                                     -------------------------------------------
                                          1995            1994          1993
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                              $(1,821,286)   $  (188,049)   $  (633,155)
Adjustments to reconcile net loss
 to net cash flow provided by
 operating activities:
  Cumulative effect of change in
   accounting for postretirement
   benefits (Note 12)                   1,408,662             --             --
  Depreciation and amortization         1,108,599      1,113,627      1,008,789
  Amortization of intangibles
   (Note 5)                               246,666        566,985        566,985
  Equity in joint venture income
   (Note 17)                                   --             --        (29,172)
  Gain on disposal of joint venture
   (Note 17)                                   --             --       (819,522)
  Loss on disposal of assets (Note 4)       8,525         21,616        212,045
  Changes in:
    Accounts receivable                  (109,244)      (548,038)       473,314
    Inventories                          (307,627)       320,294        325,207
    Accounts payable and accrued
     liabilities                        1,227,431        271,468        911,576
    Other                                 282,039       (458,615)      (161,115)
                                      -----------    -----------    -----------
    Net cash provided by operating
     activities                         2,043,765      1,099,288      1,854,952
                                      -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and
 equipment                               (659,333)      (210,162)       (78,323)
Proceeds from sale of property,
 and equipment (Note 4)                        --         18,500        267,790
                                      -----------    -----------    -----------
    Net cash (used in) provided by
     investing activities                (659,333)      (191,662)       189,467
                                      -----------    -----------    -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES
Purchases of treasury stock                    --         (2,387)       (12,975)
(Decrease) increase in note payable       (78,957)       275,006       (612,249)
Long-term borrowings paid              (1,232,111)    (1,313,471)    (1,269,901)
                                      -----------    -----------    -----------
    Net cash used in financing
     activities                        (1,311,068)    (1,040,852)    (1,895,125)
                                      -----------    -----------    -----------
INCREASE (DECREASE) IN CASH                73,364       (133,226)       149,294
CASH AT BEGINNING OF PERIOD                32,580        165,806         16,512
                                      -----------    -----------    -----------
CASH AT END OF PERIOD                 $   105,944    $    32,580    $   165,806
                                      ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION:
Cash paid for interest (Notes 6
 and 7)                               $   662,360    $   720,660    $   825,232
Cash paid for income taxes                 19,500          2,000          4,000

SUPPLEMENTAL DISCLOSURE OF NONCASH
 FINANCIAL ACTIVITIES:
In 1994, the Company capitalized $562,018 of deferred interest on its senior subordinated debt. See Note 7.

        The accompanying notes are an integral part of this statement.

ROSTONE CORPORATION
(A 94% OWNED SUBSIDIARY OF CGI INVESTMENT CORPORATION)
NOTES TO FINANCIAL STATEMENTS

1.  Basis of Presentation and Description of Business

The accompanying financial statements include the assets and liabilities and results of operations and cash flows of Rostone Corporation (the "Company" or "Rostone"), a 94% owned subsidiary of CGI Investment Corporation (the "Parent"). Transactions between the Company and the Parent have not been eliminated. This basis of presentation contemplates realization of assets and payment of liabilities in the normal course of business and does not reflect any adjustments that may result from the sale and merger of the Company on February 2, 1996 (Note 19).

The financial statements include the accounts of Rostone Corporation and its wholly-owned subsidiary, Rostone P.R., Inc. prior to the sale of Rostone P.R. Inc. effective June 30, 1993. All intercompany balances and transactions between these entities are eliminated. Rostone P.R., Inc. is a holding company for an investment in Rostone de Puerto Rico, a Puerto Rican joint venture, which was carried in the consolidated financial statements at Rostone P.R., Inc.'s share of the partnership's underlying deficit until June 30, 1993 (Note 17).

The Company is engaged in the manufacturing and selling of engineered thermoset moldings primarily to the electrical, appliance, and business machine markets.

2.  Summary of Significant Accounting Policies

  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Financial Instruments

The Company's financial instruments consist primarily of cash, trade receivables and payables, and obligations under notes payable and long-term debt. In accordance with the requirements of Statement of Financial Accounting Standard
(SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments," the Company is providing the following fair value estimates and information regarding valuation methodologies. The carrying value for cash, trade receivables and trade payables approximates fair value based on the short-term maturities of these instruments. The carrying value for all long-term debt outstanding at December 31, 1995 approximates fair value where fair value is based on market prices for the same or similar debt and maturities.

  Inventories

Inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) method.

  Property, Plant and Equipment

Property, plant and equipment are carried at cost and include expenditures which substantially increase their useful lives. Expenditures for repairs and maintenance are expensed as incurred.

Depreciation is provided on the straight line method. The estimated useful lives used in computing depreciation are 15 years for land improvements, 25 years for buildings and 4-10 years for machinery and equipment and furniture and fixtures. Deprecation includes amortization of capital leases.

ROSTONE CORPORATION
(A 94% OWNED SUBSIDIARY OF CGI INVESTMENT CORPORATION)
NOTES TO FINANCIAL STATEMENTS

  Customer Tooling

All tooling projects are customer funded with recognition of income deferred until project completion and recognition of losses recorded when estimated costs exceed customer funding. Tooling revenue and the associated costs are included within net sales and cost of sales, respectively. For 1995, 1994 and 1993, tooling revenue was $2,926,000, $1,508,000 and $364,000, respectively, and tooling cost was $2,771,000, $1,351,000 and $228,000, respectively. At December 31, 1995, 1994 and 1993, $609,000, $704,000 and $298,000, respectively, has been progress billed to customers and included within Accounts receivable. Customer deposit liabilities represent customer advances in excess of costs incurred to date on tooling projects.

The Company is responsible for routine tooling repair and maintenance expenditures for customer owned tooling. These costs are expensed as incurred.

  Accounting Changes

Effective January 1, 1995, the Company adopted the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". In doing so, the Company changed its practice from expensing these costs as incurred to accruing these costs during the employees' active working careers (Note 12).

Prior to 1993, the Company accounted for income taxes using the guidelines of Statement of Financial Accounting Standards (SFAS) No. 96, "Accounting for Income Taxes". Effective January 1, 1993, the Company changed its method of accounting for income taxes by adopting the asset and liability method, as prescribed by the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". There was no cumulative effect on prior years as a result of this change in accounting.

In March 1995, the FASB issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This Statement, which must be adopted in 1996, requires companies to investigate potential impairments of long-lived assets, certain identifiable intangibles and associated goodwill on an exception basis, when there is evidence that events or changes in circumstances have made recovery of an asset's carrying value unlikely. The Company does not believe that the adoption of this standard will have a material effect on its financial position or results of operations.

  Income Taxes

Deferred income taxes are provided using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes".

  Concentration of Credit Risk

The Company sells its products to customers primarily in the domestic electrical, appliance and business machine markets. The Company performs ongoing credit evaluations of its customers to minimize credit risk. The Company generally does not require collateral. The Company had three customers in 1995, 1994 or 1993 that individually represented more than 10% of total sales.

ROSTONE CORPORATION
(A 94% OWNED SUBSIDIARY OF CGI INVESTMENT CORPORATION)
NOTES TO FINANCIAL STATEMENTS

  The following summarizes sales and accounts receivable information for these major customers:

                     Sales         Percent of Accounts
                    (000's)       Receivable at Year End
 Customer    1995    1994    1993   1995   1994   1993
A           $8,395  $8,495  $9,154    25%    39%    47%
B            4,372   5,081   5,479    12     18     29
C            2,465   2,690   2,302     3      8      2
           ------- ------- -------   ---    ---    ---
           $15,232 $16,266 $16,935    40%    65%    78%
           ======= ======= =======   ===    ===    ===


Reclassifications

The Company has reclassified certain prior year financial information to conform with the current year's presentation.

3. Inventories

 Inventories consist of the following:

                                             December 31,
                                            1995      1994
At current cost:
Raw material                              $838,575    $615,314
Work in process                            391,402     283,956
Finished goods                             522,226     481,524
                                        ----------  ----------
                                         1,752,203   1,380,794
Excess of LIFO cost over current cost      121,864     185,646
                                        ----------  ----------
Inventories at LIFO                     $1,874,067  $1,566,440
                                        ==========  ==========


The LIFO reserve of $121,864 represents the remaining difference at December 31, 1995 between the fair market value used to cost the initial LIFO layer and the current replacement cost.

During 1994 and 1993, inventory quantities were reduced. This reduction resulted in a liquidation of a portion of the initial LIFO layer carried at fair market value as of the acquisition date, the effect of which increased cost of goods sold and decreased net income by approximately $47,000 and $3,000 in 1994 and 1993, respectively.

ROSTONE CORPORATION
(A 94% OWNED SUBSIDIARY OF CGI INVESTMENT CORPORATION)
NOTES TO FINANCIAL STATEMENTS


4. Property, Plant and Equipment

Property, plant and equipment are summarized as follows:

                                December 31,
                              1995        1994

Land improvements          $  322,572  $  322,572
Buildings                   3,346,638   3,346,638
Machinery and equipment     7,936,568   7,477,040
Furniture and fixtures        522,631     385,510
                           ----------  ----------
                           12,128,409  11,531,760
Accumulated depreciation   (5,546,983) (4,473,177)
                           ----------  ----------
                            6,581,426   7,058,583

Land                          292,093     292,093
Construction in process        68,877      49,511
                           ----------  ----------
Net property, plant
 and equipment             $6,942,396  $7,400,187
                           ==========  ==========

5.  Intangible Assets

Intangible assets at December 31, 1995 represent debt issuance costs which are being amortized over the original terms of the related debt instruments, generally seven years. These debt issuance costs were expensed in 1996 upon extinguishment of the related debt (Note 19). Intangible assets at December 31, 1994 consist of debt issuance costs of $349,000 and other costs relating to a non-compete agreement with the former majority shareholder of $133,000. The non-compete costs were amortized over the five year non-compete term. Amortization expenses of $289,000, $550,000 and $550,000 were recorded in 1995, 1994 and 1993, respectively, relating to these intangible assets.

6.  Note Payable

The Company maintains a secured line of credit agreement with a bank at 1-1/2% above the prime lending rate (totalling 10% at December 31, 1995 and 1994). This line of credit expired April 30, 1995 and was renewed periodically throughout 1995. The line is limited to the lesser of $4,000,000 or an amount equal to (a) $250,000 plus (b) the sum of 85% of eligible accounts receivable, plus (c) the lesser of $1,000,000 or 30% of eligible raw materials and 60% of eligible finished goods inventory. The line of credit borrowing limit under this formula was $3,350,000 at December 31, 1995 and $3,185,000 at December 31, 1994. Borrowings under the line of credit were $3,061,000 and $3,140,000 at December 31, 1995 and 1994, respectively. The Company pays a commitment fee of one-fourth percent per annum on the average daily difference between $4,000,000 and the balance outstanding. Average daily short-term borrowings were $3,061,000, $3,031,000, and $3,124,000 in 1995, 1994 and 1993, respectively.
The weighted average interest rate, computed by relating interest expense to average daily short-term borrowings, was 12.8% at December 31, 1995, 8.7% at December 31, 1994 and 7.6% at December 31, 1993. The maximum amount of short-term borrowings at the end of any month was $3,464,000 in 1995, $3,458,000 in 1994 and $3,673,000 in 1993. In order to renew the line of credit through December 31, 1995, the Company was charged $71,000 of renewal fees by the bank in 1995.

The credit agreement entered into for both the secured line of credit and secured term notes (Note 7) requires, among other things, that the Company maintain certain agreed upon minimum net

ROSTONE CORPORATION
(A 94% OWNED SUBSIDIARY OF CGI INVESTMENT CORPORATION)
NOTES TO FINANCIAL STATEMENTS


worth levels and cash flow ratios. Additionally, the agreement contains restrictions regarding the Company's ability to enter into other borrowing arrangements, pay dividends, acquire fixed assets and pay management fees.

The line of credit and the two long-term secured notes (Note 7) are secured by substantially all of the Company's assets including $250,000 of cash, which is restricted from use.

7. Long-term Debt

Long-term debt is comprised of the following:

                                                                         December 31,
                                                                       1995        1994
  Secured term note - interest at the prime rate plus 1-1/2%
  (totalling 10% at December 31, 1995 and 1994); pay-
   able in monthly installments of $82,143 plus interest through
   maturity with the remaining balance payable May 1, 1997          $1,642,857  $2,628,571

  Secured term note - interest at the prime rate plus 2%
  (totalling 10.5% at December 31, 1995 and 1994);
  payable in monthly installments of $15,000 plus interest
  through maturity with remaining balance payable May 1, 1997          779,650     959,650

  Senior subordinated bank note - interest payable quarterly at 15%, adjustable under certain conditions (totalling 17.5%
  at December 31, 1995 and 1994), principal repayment
  postponed under subordination agreement                            1,958,184   1,958,184

  Junior subordinated note to former majority stockholder -
  interest payable quarterly at 14%, principal repayment
  postponed under subordination agreement                            1,350,000   1,350,000

  Subordinated promissory note to Parent Company -
  principal plus interest at 15%, payable subject to attaining
  certain criteria set forth in the Company's debt agreements          250,000     250,000

  Capital leases - secured by equipment, interest ranging from
  8.3% to 13.2%, payable in varying monthly installments
  through 1998                                                         164,461     230,858
                                                                    ----------   ---------
                                                                     6,145,152   7,377,263

  Less current maturities                                            6,079,450   7,287,978
                                                                    ----------   ---------

  Long-term debt                                                    $   65,702  $   89,285
                                                                    ----------   ---------


The Company was in violation of certain debt covenants at December 31, 1995 and 1994. A waiver was not requested for the violations existing at December 31, 1995 as the related debt was fully extinguished February 2, 1996 (Note 19). All debt, except for the long term maturity of capital leases, was classified as current at December 31, 1995 and 1994. All associated accrued interest was classified as current at December 31, 1995 and 1994.

The two secured term notes were subject to an interest rate agreement with the bank which established a prime interest rate cap of 11.75% and floor of 10.375%, through April 16, 1993. Additionally, mandatory prepayment of the term notes is required equal to 50% of the excess over

ROSTONE CORPORATION
(A 94% OWNED SUBSIDIARY OF CGI INVESTMENT CORPORATION)
NOTES TO FINANCIAL STATEMENTS


$250,000 of the prior year net earnings plus amortization and depreciation less capital distributions, principal repayments and capital expenditures. No such prepayment was required in 1995, 1994 or 1993. The notes were repaid February 2, 1996 (Note 19).

On April 1, 1994, the senior subordinated promissory note was reissued with certain modifications, principally pertaining to the interest rate and its adjustment based on the occurrence of certain events. The promissory note rate is 15%, subject to an increase to 17.5% if an event of default occurs. At December 31, 1995 and 1994, the Company was in default of certain of its debt covenants resulting in a 17.5% interest rate on the note. Prior to the April 1, 1994 reissuance of the note, the promissory note rate of 15% was adjustable to 17% as long as deferred interest remained outstanding and by an additional two percentage points if an event of default existed. The 19% rate at December 31, 1993 reflects the fact that deferred interest was outstanding and the Company was in default of certain of its covenants. Scheduled maturities on the note were to begin March 31, 1995 in three annual installments of $490,505, $490,505 and $981,009. Due to the Company being in violation of certain debt covenants under the secured term notes and line of credit, no principal payments were allowed during 1995. The note was repaid February 2, 1996 (Note 19).

The scheduled maturities on the junior subordinated promissory note were to begin April 15, 1995 in three annual installments of $450,000. Due to the Company being in violation of certain covenants under the secured term notes and line of credit, no principal payments were allowed during 1995.

Equipment acquired under capital leases has a book value of $191,000, $419,000 and $509,000, net of accumulated amortization of $565,000, $290,000 and $200,000 at December 31, 1995, 1994 and 1993, respectively.

Scheduled principal payments on long-term debt, including the capital leases, without regard to accelerated payment associated with the merger of the Company on February 2, 1996 (Note 19), are $3,391,000 in 1996, $2,308,000 in 1997,
$206,000 in 1998, $180,000 in 1999 and $60,000 in 2000.  No debt obligations extend beyond 2000.

The amount of deferred interest outstanding at December 31, 1995 and 1994 is as follows:


                                                 Amounts deferred at
                                                    December 31,
                                                  1995          1994
  Senior subordinated    July 1, 1994 -
                       December 31, 1995        $574,463        $166,147

  Junior subordinated   July 15, 1992 -
                       December 31, 1995         666,900         475,275

  Subordinated          May 21, 1993 -
                       December 31, 1995         114,350          76,850
                                              ----------        --------
                                              $1,355,713        $718,272
                                              ==========        ========

Deferred interest on the senior subordinated bank note is payable when the Company is in compliance with certain provisions of the credit agreement as amended on April 1, 1994. Unpaid interest amounting to $562,018 was capitalized into the note on April 30, 1994. This interest relates to the period March 31, 1992 - April 30, 1994. This interest was repaid February 2, 1996 (Note 19).

ROSTONE CORPORATION
(A 94% OWNED SUBSIDIARY OF CGI INVESTMENT CORPORATION)
NOTES TO FINANCIAL STATEMENTS


Deferred interest on the junior subordinated note is payable the later of April 15, 1997 or when the secured term notes obligations have been settled. Interest on the subordinated note was due on December 1, 1994 or when deferred interest on all other notes have been paid and when certain other financial conditions have been met.

8. Income Taxes

The Company elected a March 31 year end for tax reporting purposes and files with the Parent as a consolidated group. The income tax provisions presented in these financial statements were prepared on a standalone Company basis for each of the three years ended December 31, 1995. The provision for income taxes was $7,998, $11,194 and $3,000 for the years ended December 31, 1995, 1994 and 1993, respectively. As a result of the Company's financial condition, no deferred income tax provision was required for any of the three years ended December 31, 1995.

For the years ended December 31, 1995, 1994 and 1993, respectively, $367,000, $419,000 and $1,121,000 of net operating loss carryforwards were utilized to reduce current federal income taxes. For tax purposes, the net operating loss carryforward was approximately $5,600,000, $5,400,000 and $4,900,000 at December 31, 1995, 1994, and 1993, respectively. The net operating loss carryforwards for tax and financial reporting purposes expire in 2005 through 2008. Due to the merger of the Company on February 2, 1996 (Note 19), the utilization of operating loss carryforwards may be limited.

A valuation allowance of $2,199,000 has been provided against gross deferred tax assets at December 31, 1995. During 1995, the valuation allowance increased $388,000 as a result of a net increase in deductible temporary differences.

9. Redeemable Common Stock

Upon acquisition, the Company had put and call option agreements covering 5,000 shares of its Class A common stock. At December 31, 1995, 3,750 have been exercised and the remaining 1,250 options are exercisable. The repurchase prices are dependent upon the timing and nature of future events and are set by a formula contained in the agreements. These shares of Class A common stock are considered redeemable and, accordingly, are excluded from stockholders' equity.

10. Stock Warrant

A warrant to purchase 2,119 shares of Class B common stock at $2.00 per share was issued to the purchaser of the senior subordinated note. The warrant provides for adjustment of the exercise price and number of shares issuable thereunder in the event that the Company issues additional shares of common stock for less than $4.00 per share or the market price as of the date of sale. The warrant is exercisable through April 16, 2000. The Company entered into a put and call option agreement with the purchaser of the warrant. This agreement allows the Company to call the underlying common stock after April 16, 1998.
The agreement allows the purchaser to require the Company to repurchase the underlying common stock on or after April 16, 1995 and under certain circumstances earlier in 1995. The repurchase price is the greater of an agreed upon formula value or the market value of outstanding common shares excluding the common stock shares underlying the warrant.

The warrant was reissued May 21, 1993 and reflected the one for forty reverse stock split (Note 11). Additionally, the warrant price was changed to $2.00 per share. The adjustment feature of the warrant was also changed from $.10 per share to $4.00 per share.

The warrant is classified as a debt instrument and is currently being valued at zero as the fair market value of the stock, as calculated, is below that of the exercise price.

ROSTONE CORPORATION
(A 94% OWNED SUBSIDIARY OF CGI INVESTMENT CORPORATION)
NOTES TO FINANCIAL STATEMENTS

11. Stockholders' Equity

Effective May 21, 1993, a 1 for forty stock reversal was approved by the Company's Board of Directors. Each share of Class A Common Stock and Class B Common Stock authorized immediately prior to the stock split was changed to one-fortieth of a share.

The Company's preferred stock consists of 726 authorized shares of $.40 par value Preferred Stock of which 726 shares were outstanding at December 31, 1995. The Preferred Stock voting rights are limited to certain matters, including: merger or consolidation (Note 19); creation of, issuance of, or increase in the authorized number of shares of any class ranking prior to the Preferred Stock; amendment, alteration or repeal of any Certificate of Incorporation provisions which adversely affect the preferences, special rights or powers of the Preferred Stock; and authorization of any reclassification of the Preferred Stock.

The Preferred Stock has preference to the Company's Common stock in liquidation (Note 19) and is entitled to $4,000 per share, $2,904,000 in the aggregate, plus any dividends declared and unpaid in the event of liquidation. The Preferred stock dividend rate is up to $400 per share annually, and is not cumulative.

The shares of Class A Common Stock are convertible into an equal number of shares of Class B Common Stock. Class B Common Stock is convertible into the same number of Class A Common Stock only upon the occurrence of certain specified events including a public offering or a change in control of the Company through a merger, consolidation or similar transaction (Note 19).

The Company is required to reserve in both Class A and B Common Stock the number of shares issuable under the Stock Warrant Agreement: 2,119 shares of each at December 31, 1995.

12. Benefit Plans

Defined Contribution Plans

The Company has two qualified contributory retirement plans which cover substantially all employees. The Company contributes 10% on the first 6% of employees' contributions. The Company's contributions were $24,000, $26,000 and $25,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

Postretirement health plans

The Company provides health care benefits for certain salaried and union retirees and their dependents under two separate but substantially similar plans. Generally, employees are eligible to participate in the medical benefit plans if, at the time of retirement, they have at least 10 years of service and have attained 62 years of age. The Company's medical benefit plans are contributory via employee contributions, deductibles and co-payments and are subject to certain annual, lifetime and benefit-specific maximum amounts.

Effective January 1, 1995, the Company implemented SFAS 106 which requires accrual of retiree medical benefits as earned rather than recognition of these costs as claims are paid. In 1995, the excess of total postretirement benefit expense recorded under SFAS 106 over the Company's former method of accounting for these benefits was approximately $133,000. In 1995, 1994 and 1993, respectively, the Company's cash payments for such benefits were approximately $29,000, $44,000, and $53,000, respectively.

ROSTONE CORPORATION
(A 94% OWNED SUBSIDIARY OF CGI INVESTMENT CORPORATION)
NOTES TO FINANCIAL STATEMENTS

Health care benefits are funded as claims are paid; thus adoption of SFAS 106 has no impact on the cash flows of the Company. The Company elected the immediate recognition method for the transition obligation, which resulted in a non-cash charge of $1,408,662.

The components of postretirement benefit cost are as follows:

                                       1995

  Service cost                       $ 42,689
  Interest cost                       119,737
                                     --------
  Net postretirement benefit cost    $162,426
                                     ========

The accumulated postretirement benefit obligation consisted of the following components:


                                                  1995
                                        December 31,  January 1,

  Retirees                                $  611,168  $  626,165
  Fully eligible active participants          23,542       8,763
  Other active participants                  907,249     773,734
                                          ----------  ----------
  Total                                    1,541,959   1,408,662
  Plan assets at fair value                        -           -
                                          ----------  ----------
  APBO in excess of plan assets            1,541,959   1,408,662
  Unrecognized net gain                          391           -
                                          ----------  ----------

  Postretirement benefit liability        $1,542,350  $1,408,662
                                          ==========  ==========


Benefit costs were estimated assuming retiree health care costs would initially increase at an 11% annual rate, decreasing gradually to 6% after 15 years. A 1.0% increase in the assumed health care cost trend rate would have increased the APBO at December 31, 1995 and postretirement benefit cost for 1995 by $174,000 and $21,000, respectively. The discount rate used to estimate the accumulated postretirement benefit obligation was 8.25% and 7.0% at January 1, 1995 and December 31, 1995, respectively.

13. Leases

The Company leases certain equipment under noncancellable operating leases. Total rental expenses were $89,000, $6,000 and $9,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Future minimum lease payments will be $245,000 in 1996 and 1997, $244,000 in 1998 and 1999 and $156,000 in
2000. No lease obligations extend past 2000. Included within the information above is a five year operating lease negotiated with two related parties in 1995. Gross rentals under this lease of three injection presses was $78,000 during 1995.

14. Related Party Agreements

The Company is party to a five year management consulting agreement with the majority stockholder of the Parent. The Company is also party to a three year consulting agreement with a stockholder owning 1,250 shares of redeemable Class A common stock. Each of the agreements requires the Company to remit consulting fees for annual consulting services as well as

ROSTONE CORPORATION
(A 94% OWNED SUBSIDIARY OF CGI INVESTMENT CORPORATION)
NOTES TO FINANCIAL STATEMENTS


reimbursement of related expenses. The accrual and payment of these consulting fees is restricted by various debt agreements. The consulting agreements provide for aggregate fee amounts and are automatically extended until such aggregate fees are paid. Unpaid and unaccrued amounts totalled $1,215,000 at December 31, 1995, 1994 and 1993 (Note 19).

During 1995, 1994 and 1993, the Company incurred consulting and management fees under other related party consulting agreements of $50,000, $80,000 and $63,000, respectively.

15. Other Income and Expense

Other income (net) for the year ended December 31, 1994 includes an adjustment for $144,000 for a check issued February 20, 1992 by the Company but never presented for payment and an $85,000 refund received in 1994 related to retroactive utility rate adjustments for the period July 1987 - February 1991.

16. Contingencies

Certain processes in the manufacture of the Company's current and past products create hazardous waste by-products as currently defined by federal and state laws and regulations. The Company has not been notified nor is it aware that it is or may be a Potential Responsible Party regarding hazardous waste remediation at any non-Company sites. However, pursuant to the Company's policies, periodic on-site sampling is performed to determine the extent of any potential on-site environmental risks or exposures resulting from its manufacturing processes. On February 26, 1996, the Company was informed by a contracted environmental services consulting firm that potential soil and ground water contamination may exist on-site. Although investigation as to the extent of contamination is not complete, management estimates the range of loss to be $238,000 to $350,000. Management has accrued $238,000 at December 31, 1995 which is included in other accrued liabilities and in cost of sales.

17. Sale of Investment in Joint Venture and Technology License Agreement

On June 30, 1993, the Company sold 100% of the common stock of its wholly-owned subsidiary, Rostone P.R., Inc. to Westinghouse for $10. The Company had recorded its 50% share of the joint venture's accumulated deficit as a liability. As a result of the sale of Rostone P.R., Inc. the recorded liability at June 30, 1993 of $819,522 was recognized as a gain on sale of joint venture in the Company's 1993 statement of operations.

The license agreement dated June 26, 1986 between the Company and Rostone de Puerto Rico was superseded by a new agreement on June 30, 1993. Terms under the former agreement provided for payment of royalties to the Company at 1-1/2% of the joint venture's net thermoset polyester product sales. Terms under the new agreement provide for payment of royalties to the Company of $.04 per pound of licensed compound produced by the former joint venture. Royalty income earned from the former and present license agreements of $117,000, $96,000 and $86,000 is included in the Company's statement of operations in 1995, 1994 and 1993, respectively. Under the new license agreement a one-time disclosure fee of $250,000 was paid to the Company in 1993.

18. Wage Deferral

Effective November 2, 1992, the Company implemented a wage deferral of $.75 per hour for all hourly employees and a deferral of approximately 7% for all salaried employees. The wage deferral was discontinued on May 31, 1993. Deferred wages, including 5% interest, were scheduled to be repaid in six equal monthly installments beginning July, 1993. However, adequate

ROSTONE CORPORATION
(A 94% OWNED SUBSIDIARY OF CGI INVESTMENT CORPORATION)
NOTES TO FINANCIAL STATEMENTS


cash flow did not exist, therefore the Company and the Union agreed to repayment of 40% of the deferred wages and interest in December, 1993, with the remaining balance payable in six equal monthly installments beginning January, 1994.
Under the terms of this agreement, the remainder of the deferred wages were repaid in 1994, with no wages being deferred at December 31, 1994. Hourly and salaried employee wages totaling $206,000 were deferred at December 31, 1993.

19. Subsequent Events

Merger of the Company

On February 2, 1996, the Company was merged (the "Merger") with and into Oneida Molded Plastics Corporation ("Oneida"), a wholly owned subsidiary of Reunion Resources Company ("Reunion") pursuant to a merger agreement dated December 22, 1995 (the "Merger Agreement"). Pursuant to the Merger Agreement, Oneida, as the surviving corporation, changed its name to Oneida Rostone Corp. ("ORC"). In the Merger, ORC acquired 100% of the preferred stock and 94% of the common stock of the Company from the Parent Company. The remaining 6% of the common stock was acquired from the minority shareholders for $27,500 under a separate agreement.

The purchase price payable by ORC is contingent upon future earnings of Rostone on a standalone basis ("Contingent Consideration"). The total purchase price is calculated as follows: (1) $503 in 1996, (2) up to $2,000,000 in 1997 if Rostone achieves specified levels of earnings before interest and taxes ("EBIT", as defined in the Merger Agreement) for the calendar year 1996 and (3) up to $2,000,000 in 1998 if Rostone achieves specified EBIT levels for the calendar year 1997.

Under the terms of the ORC loan facility (described below), all Contingent Consideration payments by ORC to the Company's shareholders may only be made from equity contributions that Reunion may provide to ORC. The rights of the Parent Company to receive the Contingent Consideration are subordinated in right of payment to Congress Financial Corporation (described below). The Contingent Consideration is payable according to specific terms in the Merger Agreement which stipulate, among other things, that payment cannot occur until a Former Rostone Stockholder (defined below) has been paid the amount owing him under a restated junior subordinated note (discussed below).

Restructuring of Debt

Contemporaneous with the merger of the Company, ORC amended and restated the terms of its secured credit facility (the "Loan Facility") with Congress Financial Corporation ("Congress") to provide for term loans of $6,600,000 and revolving loans initially in an aggregate principal amount of up to $9,400,000. The proceeds from the refinancing were used primarily to extinguish Rostone's bank debt (Notes 6 and 7).

The $250,000 promissory note payable to the Parent Company remains payable, along with the associated accrued interest of approximately $110,000 at February 2, 1996, but is subordinated to the ORC amounts owing to Congress, except that monthly interest payments may be made under certain conditions.

To facilitate the closing of the Merger and the Loan Facility, an individual, who is the majority shareholder in both Stanwich Partners Inc. and Chatwins (stockholders of the Parent Company) and also president and a director of Reunion, agreed to purchase 50% of the $1,350,000 junior subordinated note ("Junior Debt"), and 50% of the associated accrued interest of approximately $684,000, from a former majority stockholder of Rostone ("Former Rostone Stockholder")

ROSTONE CORPORATION
(A 94% OWNED SUBSIDIARY OF CGI INVESTMENT CORPORATION)
NOTES TO FINANCIAL STATEMENTS


contingent upon the restatement of the note to incorporate certain terms and conditions ("Restated Junior Debt"). The Restated Junior Debt therefore consists of two notes of approximately $1,017,000. The interest rate is 10%, subject to an increase of 1% if an event of default occurs. Equal quarterly principal payments are scheduled to begin April 1, 1996 in the amount of $50,000, plus accrued interest.

Principal and interest payable under the Restated Junior Debt are subordinated to the indebtedness owing by ORC to Congress.

Related Party Consulting Agreements

To facilitate the closing of the Merger and Loan Facility on February 2, 1996, the related party consulting agreements described in Note 14 were settled. The Company agreed to pay the former stockholder $503,481 as the settlement amount for any future liability under the three year consulting agreement. To facilitate the closing of the Merger and Loan Facility, the Parent Company assumed any future liability under the five year management consulting agreement with Stanwich Partners Inc. (51% owner of the Parent Company).

                   REUNION RESOURCES COMPANY AND SUBSIDIARIES
                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                              FINANCIAL STATEMENTS


     The accompanying unaudited pro forma consolidated condensed financial statements and related notes are presented in accordance with Securities and Exchange Commission (the "Commission") rules and regulations to show the pro forma effects of the Company's acquisition of the outstanding stock of Rostone Corporation ("Rostone"). On February 2, 1996, the Company's wholly-owned subsidiary, Oneida Molded Plastics Corp. ("Oneida") acquired Rostone (the "Rostone Acquisition") which was merged with and into Oneida. The surviving corporation changed its name to Oneida Rostone Corp. ("ORC"). The purchase price payable to the stockholders of Rostone is an amount up to $4,000,503 as follows: (1) $503 in 1996, (ii) up to $2,000,000 in 1997 if Rostone achieves specified levels of earnings before interest and taxes (as provided in the Merger Agreement) for 1996 and (iii) up to $2,000,000 in 1998 if Rostone achieves specified levels of earnings before interest and taxes for 1997. The Company acquired Oneida (the "Oneida Acquisition") on September 14, 1995. The Rostone Acquisition will be accounted for using the purchase method. The unaudited pro forma consolidated condensed balance sheet is based on the assumption that the Rostone Acquisition was completed on December 31, 1995. The unaudited pro forma consolidated condensed statement of operations for the year ended December 31,1995 is presented as if both the Oneida Acquisition and the Rostone Acquisition had occurred on January 1, 1995.

          Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma consolidated condensed financial statements. The pro forma data are not necessarily indicative of the financial results that would have occurred had the transactions been effective on January 1, 1995 and as of December 31, 1995, and should not be viewed as indicative of operations in future periods. The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the notes thereto; the Company's Annual Report on Form 10-K for the year ended December 31, 1995, which has been previously filed with the Commission; and Rostone's audited financial statements for the year ended December 31, 1995, which have been filed herewith.

                           REUNION RESOURCES COMPANY
           UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1995
                                (In Thousands)

                                     Reunion          Rostone         Pro Forma
                                   Historical    (pre-acquisition)   Adjustments   Pro Forma
          ASSETS
Current Assets
  Cash and Cash Equivalents         $   529          $   106          $    (1)/1/
                                                                          250 /2/    $   884
  Receivables                         4,792            2,987                           7,779
  Inventories                         2,560            1,874             (121)/3/      4,313
  Other Current Assets                2,244              934                           3,178
                                    -------          -------          -------        -------
    Total Current Assets             10,125            5,901              128         16,154
Property, Plant and Equipment, Net   20,224            6,942             (418)/4/     26,748
Net Assets of Discontinued
 Operations                          11,590                0                          11,590
Goodwill                              4,591                0            4,535 /5/      9,126
Other Assets                          5,405              492             (250)/2/
                                                                          413 /6/      6,060
                                    -------          -------          -------        -------
                                    $51,935          $13,335          $ 4,408        $69,678
                                    =======          =======          =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Current Portion of Long-Term Debt $ 4,279          $ 9,140          $(5,425)/8/    $ 7,994
  Accounts Payable                    3,376            2,038                           5,414
  Other Current Liabilities           4,460            3,554              755 /7/
                                                                       (1,356)/8/
                                                                          600 /6/      8,013
                                    -------          -------          --------       -------
    Total Current Liabilities        12,115           14,732           (5,426)        21,421
Long-term Debt                        3,132               66            4,400 /8/      7,598
Long-term Debt - Related Parties      4,815                0            2,381 /8/      7,196
Other Liabilities                       619            1,590                           2,209
                                    -------          -------          --------       -------
    Total Liabilities                20,681           16,388            1,355         38,424
                                    -------          -------          --------       -------
Stockholders' Equity
  Common Stock                           40               18              (18)/9/         40
  Additional Paid-in Capital         31,037            2,994           (2,994)/9/     31,037
  Retained Earnings                   1,975           (6,046)           6,046 /9/      1,975
  Less Treasury Shares               (1,798)             (19)              19 /9/     (1,798)
                                    -------          -------          --------       -------
    Total Shareholders' Equity       31,254           (3,053)           3,053         31,254
                                    -------          -------          --------       -------
                                    $51,935          $13,335          $ 4,408        $69,678
                                    =======          =======          =======        =======

                           REUNION RESOURCES COMPANY
      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                   (In Thousands, except per share amounts)


                                                        Oneida                Rostone
                                                     Eight and 1/2              Year
                                                     Months Ended               Ended
                                     Reunion        Sept. 14, 1995       December 31, 1995       Pro Forma
                                    Historical     (pre-acquisition)      (pre-acquisition)     Adjustments      Pro Forma
Operating Revenue
  Plastic Products                   $ 10,855            $26,225               $28,310                              $65,390
  Agriculture                                                                                                             0
                                     --------            -------               -------           -------            -------
                                       10,855             26,225                28,310                 0             65,390
Operating Costs and Expenses
  Plastic Products - Cost of Sales      9,251             21,948                24,879              (555)/a/         55,523
  Agriculture - Operating Costs           291                                                                           291
  Selling, General and
   Administrative                       4,648              2,442                 2,367               499 /b/          9,956
                                     --------            -------               -------           -------            -------
                                       14,190             24,390                27,246               (56)            65,770
Operating Income (Loss)                (3,335)             1,835                 1,064                56               (380)
Other Income and (Expense)
  Interest Expense                       (508)              (627)               (1,363)              (95)/c/         (2,593)
  Gain on Sale of Property                169                                                                           169
  Other, Including Interest Income         93               (122)                 (106)              266 /b/
                                                                                                    (125)/d/
                                                                                                     289 /e/            295
                                     --------            -------               -------           -------            -------
                                         (246)              (749)               (1,469)              335             (2,129)
Income (Loss) Before Taxes             (3,581)             1,086                  (405)              391             (2,509)
Provision for Income Taxes                                  (420)                   (8)              340 /f/            (88)
                                     --------            -------               -------           -------            -------
Income (Loss) form Continuing
 Operations                          $ (3,581)           $   666               $  (413)          $   731            $(2,597)
                                     --------            -------               -------           -------            -------
Earnings per Common and Common
 Equivalent Share                    $  (0.93)                                                                      $ (0.68)
                                     --------                                                                       -------
Weighted Average Number of Common
 and Common Equivalent Shares           3,832                                                                         3,832
                                     ========                                                                       =======

                   REUNION RESOURCES COMPANY AND SUBSIDIARIES

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                         CONDENSED FINANCIAL STATEMENTS



NOTE 1.   BASIS OF PRESENTATION

     The unaudited pro forma consolidated condensed balance sheet is based on the Company's and Rostone's audited balance sheets at December 31, 1995, and upon the adjustments described below. The unaudited pro forma consolidated condensed statement of operations is based on the Company's audited financial statements for the year ended December 31, 1995, Oneida's unaudited (pre-acquisition) financial statements for the eight and one-half months ended September 14, 1995 and Rostone's audited (pre-acquisition) financial statements for the year ended December 31, 1995, and upon the adjustments described below.

NOTE 2.   PRO FORMA ADJUSTMENTS

     The unaudited pro forma consolidated condensed balance sheet reflects the following adjustments as though the Rostone Acquisition had occurred on December 31, 1995:

     (1) To record the net cash payment of $503 related to the purchase of Rostone.

     (2) To reclassify cash collateralizing debt which will no longer be restricted because the debt has been refinanced.

     (3) To record allocation of purchase price to inventory (elimination of LIFO reserve).

     (4) To record the step-down of Rostone's historical basis of property, plant and equipment resulting from the allocation of the purchase price to fixed assets in connection with the purchase of Rostone.

     (5) To record goodwill of $4,535,000 resulting from the purchase of Rostone.

     (6) To eliminate unamortized debt issuance costs and accrue $600,000 debt issuance costs for the related refinancing of ORC's bank debt.

     (7) To accrue estimated transaction costs of $755,000 incurred in connection with the acquisition.

     (8) To reclassify certain accrued interest and debt as long-term obligations in connection with the Rostone Acquisition and the related refinancing of ORC's bank debt.

     (9) To eliminate Rostone's capital accounts and accumulated deficit at the date of acquisition.

The unaudited pro forma consolidated condensed statement of operations reflects the following adjustments as though both the Oneida Acquisition and the Rostone Acquisition had occurred on January 1, 1995:

     (a) To record adjustments to depreciation and amortization expense resulting from the allocation of purchase price to fixed assets in connection with the purchase of Oneida ($27,000 increase) and Rostone ($582,000 decrease).

     (b) To reverse amortization of goodwill recorded in Oneida's pre-acquisition financial statements and record amortization of goodwill resulting from the Oneida Acquisition and the Rostone Acquisition on the straight-line method over a 15 year period.

     (c) To record incremental interest expense on amounts due an affiliate resulting from an interest rate of 10% pursuant to the Oneida Acquisition, compared to 7.5% historically, and from reclassification of intercompany interest and income tax liabilities.

     (d) To eliminate interest income earned by Reunion for the pre-acquisition period resulting from the $3,107,000 decrease in cash related to the payment of the Oneida Acquisition purchase price, assuming actual historical bank interest rates received during the pre-acquisition period.

     (e) To eliminate amortization recorded in Rostone's pre-acquisition financial statements related to a now-expired covenant not to compete.

     (f) To eliminate the federal income tax provision of Oneida due to the allocation of the Company's net operating losses carried forward.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned hereunto duly authorized.



                            REUNION RESOURCES COMPANY



Dated: April 12, 1996       By: /s/ Richard L. Evans
                               --------------------------------------------
                               Name:  Richard L. Evans
                               Title: Executive Vice President

EXHIBIT INDEX
- -------------


EXHIBIT NO.    EXHIBIT DESCRIPTION

2.1       Merger Agreement, dated as of December 22, 1995 (executed February 2,
          1996) between Oneida Molded Plastics Corp. and Rostone Corporation. *

23.1      Consent of Independent Accountants.

99.1      Opinion of Prudential Securities Incorporated. *

________________________
* Previously filed.